EXHIBIT 1.3

CERTIFICATE OF NAME CHANGE OF THE REGISTRANT
(Translated from Hebrew)

Certificate of Name Change

I herby confirm that pursuant to a decision and Section 31(b) of the Companies Law, 5759-1999, the Company

LANOPTICS LTD.

changed its name and shall be called from this date on

EZCHIP SEMICONDUCTOR LTD.

Signed in Jerusalem

6 of Av 5768

22.07.2008 Company Number 520038068

Aviad Sheldon, Adv.

On behalf/ The Companies Registrar